Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement Nos. 333-132370 and 333-132370-01

Equity First

Performance First

[GRAPHIC]

OFFERING SUMMARY

No. 2007 — MTNDD098

(Related to the ELKS Product Supplement Dated March 22, 2007, Prospectus Supplement Dated April 13, 2006 and Prospectus Dated March 10, 2006)

CITIGROUP FUNDING INC.

Medium-Term Notes, Series D

Any Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed by Citigroup Inc.

ELKS®

____________________________________________________

             Equity LinKed Securities

% Per Annum

ELKS Based Upon

The Common Stock of Toll Brothers, Inc.

Due 2007

$10.00 per ELKS

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including an ELKS product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the ELKS product supplement, prospectus supplement and prospectus in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the ELKS product supplement and related prospectus supplement and prospectus by calling toll-free 1-877-858-5407.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

April 3, 2007

2	ELKS

ELKS®

Based Upon the Common Stock of

Toll Brothers, Inc.

Equity LinKed Securities due 2007

This offering summary represents a summary of the terms and conditions of the ELKS. It is important for you to consider the information contained in this offering summary, the ELKS product supplement, as well as the related prospectus supplement and prospectus, before making your decision to invest in the ELKS. The description of the ELKS below supplements, and to the extent inconsistent with, replaces, the description of the general terms of the ELKS set forth in the ELKS product supplement. Capitalized terms used in this offering summary and not defined under “Preliminary Terms” below have the meanings given them in the ELKS product supplement.

Overview of the ELKS®

Equity LinKed Securities, or ELKS®, are equity-linked investments that offer current income as well as limited protection against the decline in the price of the common stock on which the ELKS are based. The ELKS Based Upon the Common Stock of Toll Brothers, Inc. have a maturity of approximately six months and are issued by Citigroup Funding Inc. Some key characteristics of the ELKS include:

O

Fixed Coupon. The ELKS pay a fixed coupon, with a yield greater than both the current dividend yield of the Underlying Equity and the yield that would be payable on a conventional debt security of the same maturity issued by Citigroup Funding. The ELKS will pay a coupon on the Maturity Date equal to approximately 13% to 14% per annum (approximately 6.5% to 7% per six months) (to be determined on the Pricing Date) (or $             per ELKS for the six-month period).

O

No Principal Protection. While the ELKS provide limited protection against the decline in the price of the Underlying Equity, ELKS are not principal protected. For each ELKS you hold at maturity, you will receive either (a) a fixed number of shares of the Underlying Equity equal to the Equity Ratio (or, if you elect, the cash value of those shares based on the closing price of the Underlying Equity on the third trading day before maturity), if the price of the Underlying Equity is less than or equal to the Downside Threshold Price (to be determined on the Pricing Date) at any time from the Pricing Date up to and including the third trading day before maturity (whether intra-day or at the close of trading on any day), or (b) $10 in cash. Thus, if you receive shares of the Underlying Equity at maturity (or, if you elect, the cash value of those shares) and the price of the Underlying Equity at maturity (or on the third trading day before maturity if you elect to receive the cash value of those shares) is less than the Initial Equity Price, the amount you receive at maturity for each ELKS will be less than the price paid for each ELKS and could be zero.

O

No Participation in the Growth Potential of the Underlying Equity. In return for receiving the fixed coupon and limited protection against a decline in the price of the Underlying Equity, you give up participation in any increase in the price of the Underlying Equity during the term of the ELKS (except in limited circumstances). Also, you will not receive dividends or other distributions, if any, paid on the Underlying Equity.

ELKS	3

The ELKS are a series of unsecured senior debt securities issued by Citigroup Funding. Any payments due on the ELKS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. The ELKS will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding and, as a result of the guarantee, any payments due under the ELKS will rank equally with all other unsecured and unsubordinated debt of Citigroup. The return of the principal amount of your investment in the ELKS at maturity is not guaranteed.

Types of Investors

The ELKS may be an attractive investment for investors seeking relatively high current income who are also willing to accept risk to the principal invested, including:

O	Income oriented equity investors

O	Investors with moderate return expectations for the Underlying Equity who also seek limited protection against loss

O	Current or prospective holders of the Underlying Equity

O	Investors in convertible securities who are willing to risk principal

4	ELKS

Preliminary Terms

Issuer:	Citigroup Funding Inc.
Security:	Equity Linked Securities (ELKS®) Based Upon the Common Stock of Toll Brothers, Inc.
Underlying Equity:	Common Stock of Toll Brothers, Inc.
Guarantee:	Any payments due on the ELKS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the ELKS are not principal protected, you may receive an amount at maturity that is less than the amount you initially invest
Rating of the Issuer’s Obligations:	Aa1/AA (Moody’s/S&P) based upon the Citigroup guarantee; however, because the ELKS are not principal protected, you may receive an amount at maturity that is less than the amount you initially invest
Principal Protection:	None
Principal Amount Issued:	$
Pricing Date:	April , 2007
Issue Date:	Three Business Days after the Pricing Date
Valuation Date:	Three business days before the Maturity Date
Maturity Date:	Approximately six months after the Issue Date
Issue Price:	$10 per ELKS
Coupon:	Approximately 13% to 14% per annum (approximately 6.5% to 7% per six months) (to be determined on the Pricing Date), paid on the Maturity Date and computed on the basis of a 360-day year of twelve 30-day months
Coupon Payment Date:

            , 2007 (which is the Maturity Date)

Any coupon payment on an ELKS required to be made on a date, including the stated Maturity Date, that is not a Business Day for the ELKS need not be made on that date. A payment may be made on the next succeeding Business Day with the same force and effect as if made on the specified date. No additional interest will accrue as a result of delayed payment.

Composition of Coupon Payment:	The total coupon of $ (to be determined on the Pricing Date), will be composed of interest in the amount of $ and an option premium in the amount of $ .
Amount Received at Maturity:

For each $10 ELKS:

(1) a number of shares of the Underlying Equity equal to the Equity Ratio (or, if you exercise your Cash Election Right, the cash value of those shares based on the closing price of the Underlying Equity on the third trading day before maturity), if the trading price of the Underlying Equity any time after the Pricing Date up to and including the Valuation Date (whether intra-day or at the close of trading on any day) declines by approximately 22.50% (to be determined on the Pricing Date) or more, or

(2) $10 in cash

Cash Election Right:

You may elect to receive from Citigroup Funding for each ELKS you hold on the Maturity Date the cash value of the shares of the Underlying Equity you would otherwise be entitled to at maturity. If you elect to exercise the Cash Election Right you must provide timely notice of your election to your broker so that your broker can provide notice of your election to the trustee and the paying agent for the ELKS no sooner than 20 business days before the Maturity Date and no later than 5 business days before the Maturity Date.

You should refer to the section “Description of the ELKS – Determination of the Amount to be Received at Maturity” in the ELKS product supplement for more information about the Cash Election Right.

ELKS	5

Equity Ratio:	A number of shares of the Underlying Equity per ELKS equal to $10 divided by the Initial Equity Price (actual ratio to be determined on the Pricing Date)
Initial Equity Price:	, the closing price of the Underlying Equity on the Pricing Date
Downside Threshold Price:	, approximately 77.50% (to be determined on the Pricing Date) of the Initial Equity Price
Listing:	The ELKS will not be listed on any exchange.
CUSIP Number:
Calculation Agent:	Citigroup Global Markets Inc.

Commissions and Issue Price:		Per ELKS	Total
	Public Offering Price:	$10.00	$
	Agent’s Discount:	$0.125	$
	Proceeds to Citigroup Funding Inc:	$9.875	$

Benefits of the ELKS

O

Current Income.    The ELKS pay a coupon on the Maturity Date with a yield set at a rate that is currently greater than both the anticipated dividend yield on the Underlying Equity and the rate that would be paid on a conventional debt security with the same maturity issued by Citigroup Funding.

O

Protection Against Loss in Limited Circumstances.    At maturity, you will receive your original investment in the ELKS even if the price of the Underlying Equity has declined from the Initial Equity Price, as long as the price does not decline to less than or equal to the Downside Threshold Price at any time (including intra-day) during the term of the ELKS. In this case, you will not suffer the same loss that a direct investment in the Underlying Equity would produce. However, if at any time (including intra-day) during the term of the ELKS, the price of the Underlying Equity is less than or equal to the Downside Threshold Price, the amount you receive at maturity may be less than your initial investment and could be zero.

Key Risk Factors

An investment in the ELKS involves significant risks. While some of these risks are summarized below, please review the “Risk Factors Relating to the ELKS” section of the ELKS product supplement for a full description of risks.

O

Potential for Loss.    The amount you will receive at maturity on the ELKS will depend on the price of the Underlying Equity during the term of the ELKS. If, at any time during the term of the ELKS (including intra-day), the price of the Underlying Equity declines from the Initial Equity Price to be less than or equal to the Downside Threshold Price, and the closing price of the Underlying Equity at maturity (or on the Valuation Date if you elect to receive the cash value of the Equity Ratio) is less than the Initial Equity Price, the amount you receive at maturity will be less than your initial investment in the ELKS and could be zero.

O

Appreciation May Be Limited.    You will not participate in any appreciation in the price of the Underlying Equity, and the return on the ELKS will be limited to the coupon payable on the ELKS, unless (i) the price of the Underlying Equity at any time (including intra-day) during the term of the ELKS declines from the Initial Equity Price to be less than or equal to the

6	ELKS

Downside Threshold Price and (ii) the closing price of the Underlying Equity at maturity (or on the Valuation Date if you elect to receive the cash value of the Equity Ratio) is greater than the Initial Equity Price. Therefore, the return on the ELKS may be less than the return on a similar security that allows you to participate more fully in the appreciation of the price of the Underlying Equity, or on a direct investment in the Underlying Equity, if the price of the Underlying Equity at maturity (or on the Valuation Date, as applicable) is significantly greater than the Initial Equity Price but you do not receive shares of the Underlying Equity (or the cash value of those shares) at maturity.

O

Potential for a Lower Comparative Yield.    If the price of the Underlying Equity is less than or equal to the Downside Threshold Price at any time (including intra-day) during the term of the ELKS and the closing price of the Underlying Equity at maturity (or on the Valuation Date if you elect to receive the cash value of the Share Ratio) is less than approximately $             (resulting in your receiving a total amount at maturity that is less than the principal amount of your ELKS), the effective yield on the ELKS may be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding with a comparable maturity.

O

Relationship to the Underlying Equity.    You will have no rights against the issuer of the Underlying Equity even though the market value of the ELKS and the amount you will receive at maturity depend on the price of the Underlying Equity. The issuer of the Underlying Equity is not involved in the offering of the ELKS and has no obligations relating to the ELKS. In addition, you will have no voting rights and will not receive dividends or other distributions, if any, with respect to the Underlying Equity unless and until you receive shares of the Underlying Equity at maturity.

O

Exchange Listing and Secondary Market.    The ELKS will not be listed on any exchange. There is currently no secondary market for the ELKS. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the ELKS. Although Citigroup Global Markets intends to make a market in the ELKS, it is not obligated to do so.

O

Resale Value of the ELKS May be Lower Than Your Initial Investment.    Due to, among other things, changes in the price of and dividend yield on the Underlying Equity, interest rates, the earnings performance of the issuer of the Underlying Equity, other economic conditions and Citigroup Funding and Citigroup’s perceived creditworthiness, the ELKS may trade, if at all, at prices below their initial issue price of $10 per ELKS. You could receive substantially less than the amount of your initial investment if you sell your ELKS prior to maturity.

O

Fees and Conflicts.    Citigroup Global Markets and its affiliates involved in this offering are expected to receive compensation for activities and services provided in connection with the ELKS. Further, Citigroup Funding expects to hedge its obligations under the ELKS through the trading of the Underlying Equity; or other instruments, such as options, swaps or futures, based upon the relevant underlying equity by one or more of its affiliates. Each of Citigroup Funding’s or its affiliates’ hedging activities and Citigroup Global Markets’ role as the Calculation Agent for the ELKS may result in a conflict of interest.

O	Citigroup Credit Risk. The ELKS are subject to the credit risk of Citigroup, Citigroup Funding’s parent company and the guarantor of any payments due on the ELKS.

ELKS	7

Description of Toll Brothers, Inc.

According to publicly available documents, Toll Brothers, Inc. designs, builds, markets and arranges financing for single-family detached and attached homes in luxury residential communities. Toll Brothers is also involved, directly and through joint ventures, in projects where it is building, or converting existing rental apartment buildings into, high-, mid- and low-rise luxury homes. Toll Brothers is currently subject to the information requirements of the Securities Exchange Act. Accordingly, Toll Brothers files reports (including its Quarterly Report on Form 10-Q for the quarterly period ended January 31, 2007) and other information with the SEC. Toll Brothers’ registration statements, reports and other information are available to the public from the SEC’s website at http://www.sec.gov, or may be inspected and copied at offices of the SEC at the locations listed in the section “Prospectus Summary—Where You Can Find More Information” in the prospectus related to this offering.

Neither Citigroup Funding nor Citigroup has participated in the preparation of Toll Brothers’ publicly available documents and has not made any due diligence investigation or inquiry of Toll Brothers in connection with the offering of the ELKS. We make no representation that the publicly available information about Toll Brothers is accurate or complete.

The ELKS represent obligations of Citigroup Funding only. Toll Brothers is not involved in any way in this offering and has no obligation relating to the ELKS or to holders of the ELKS.

8	ELKS

Historical Data on the Common Stock of Toll Brothers, Inc.

The common stock of Toll Brothers is listed on the New York Stock Exchange under the symbol “TOL.” The following table sets forth, for each of the quarterly periods indicated, the high and the low sales prices for Toll Brothers common stock, as reported on the New York Stock Exchange, as well as the cash dividends paid per share of Toll Brothers common stock.

Holders of ELKS will not be entitled to any rights with respect to Toll Brothers common stock (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof) prior to receiving shares of Toll Brothers common stock at maturity, if applicable.

	High	Low	Dividend
2002
Quarter
First	13.5000	10.1750	0.0000
Second	15.9000	12.1000	0.0000
Third	15.3000	9.9250	0.0000
Fourth	11.6600	8.8800	0.0000
2003
Quarter
First	10.9600	8.8150	0.0000
Second	16.0650	9.4600	0.0000
Third	15.7750	12.8250	0.0000
Fourth	21.5000	15.0500	0.0000
2004
Quarter
First	24.1500	17.7000	0.0000
Second	22.9600	18.1450	0.0000
Third	24.0200	18.5500	0.0000
Fourth	34.4800	20.6150	0.0000
2005
Quarter
First	45.5950	32.6250	0.0000
Second	53.7250	36.0500	0.0000
Third	58.6700	41.0800	0.0000
Fourth	44.7100	33.0300	0.0000
2006
Quarter
First	39.9800	28.7000	0.0000
Second	35.8700	25.1000	0.0000
Third	29.7500	22.2200	0.0000
Fourth	33.5700	26.7810	0.0000
2007
Quarter
First	35.6400	26.9000	0.0000

The closing price of Toll Brothers common stock on April 3, 2007 was $27.73.

ELKS	9

According to Toll Brothers’ Form 10-Q for the fiscal quarter ended January 31, 2007, as of March 2, 2007, there were approximately 154,652,000 shares of common stock outstanding.

Graph of Historical Trading Price Information

The following graph sets forth the daily closing price of Toll Brothers common stock, as reported on the New York Stock Exchange from January 2, 2002 to April 3, 2007. The data reflected in the graph below was obtained from Bloomberg L.P. Past closing prices of Toll Brothers common stock are not indicative of future Toll Brothers common stock closing prices. This graph does not reflect intra-day pricing.

Hypothetical Amounts Payable at Maturity

The six examples of hypothetical maturity payment calculations set forth below are based on the following assumptions:

O	Issue Price: $10.00 per ELKS

O	Coupon: 6.75% for the six-month term of the ELKS (13.50% per annum), payable at maturity ($0.675 per ELKS total)

O	Initial Equity Price: $27.60 per share of Toll Brothers common stock

O	Annualized current regular dividend yield of Toll Brothers common stock: 0.00%

O	Equity Ratio: 0.36232 shares of Toll Brothers common stock per ELKS

O

At maturity, whether investors receive shares of Toll Brothers common stock or their initial investment ($10.00 per ELKS) depends on whether Toll Brothers common stock has declined by 22.50% or more to $21.39 or less at any time (whether intra-day or at the close of trading on any day) during the term of the ELKS.

10	ELKS

O	When applicable, the holder of the ELKS will not elect to receive the cash value of the shares of Toll Brothers common stock equal to the Equity Ratio.

O	The closing price of Toll Brothers common stock on the Valuation Date is the same as the closing price on the Maturity Date.

The following examples are for purposes of illustration only and would provide different results if different assumptions were applied. The actual amount you will receive at maturity will depend on the actual Initial Equity Price, the percentage decline from the Initial Equity Price which will cause you to receive a fixed number of shares of Toll Brothers common stock at maturity (or the cash value of those shares at your election) instead of $10 and the change in the price of Toll Brothers common stock from the Initial Equity Price during the term of the ELKS.

Additionally, if you elect to receive the cash value of the shares of Toll Brothers common stock equal to the Equity Ratio you would otherwise be entitled to at maturity, the amount of cash you receive at maturity will be determined based on the closing price of Toll Brothers common stock on the Valuation Date. This amount will not change from the amount fixed on the Valuation Date, even if the closing price of Toll Brothers common stock changes from the Valuation Date to maturity. Conversely, if you do not make a cash election and instead receive a number of shares of Toll Brothers common stock at maturity equal to the Equity Ratio, the value of those shares at maturity will be different than the value of those shares on the Valuation Date if the closing price of Toll Brothers common stock changes from the Valuation Date to maturity.

Example 1: The lowest Trading Price of Toll Brothers common stock at any time after the Pricing Date up to and including the third Trading Day before maturity is $21.53 per share, which is not less than or equal to 77.50% of the Initial Equity Price, and the closing price of Toll Brothers common stock at maturity is $21.53 per share, which is less than the Initial Equity Price.

Amount received at maturity (excluding coupon payment): $10.00 per ELKS

Return on Toll Brothers common stock (excluding cash dividend payments): -22.00%

Return on ELKS (excluding coupon payment): 0.00%

Return on Toll Brothers common stock (including cash dividend payments): -22.00%

Return on ELKS (including coupon payment): 6.75%

Example 2: The lowest Trading Price of Toll Brothers common stock at any time after the Pricing Date up to and including the third Trading Day before maturity is $21.53 per share, which is not less than or equal to 77.50% of the Initial Equity Price, and the closing price of Toll Brothers common stock at maturity is $27.60 per share, which is equal to the Initial Equity Price.

Amount received at maturity (excluding coupon payment): $10.00 per ELKS

Return on Toll Brothers common stock (excluding cash dividend payments): 0.00%

Return on ELKS (excluding coupon payment): 0.00%

Return on Toll Brothers common stock (including cash dividend payments): 0.00%

Return on ELKS (including coupon payment): 6.75%

ELKS	11

Example 3: The lowest Trading Price of Toll Brothers common stock at any time after the Pricing Date up to and including the third Trading Day before maturity is $21.53 per share, which is not less than or equal to 77.50% of the Initial Equity Price, and the closing price of Toll Brothers common stock at maturity is $33.12 per share, which is greater than the Initial Equity Price.

Amount received at maturity (excluding coupon payment): $10.00 per ELKS

Return on Toll Brothers common stock (excluding cash dividend payments): 20.00%

Return on ELKS (excluding coupon payment): 0.00%

Return on Toll Brothers common stock (including cash dividend payments): 20.00%

Return on ELKS (including coupon payment): 6.75%

Example 4: The lowest Trading Price of Toll Brothers common stock at any time after the Pricing Date up to and including the third Trading Day before maturity is $17.66 per share, which is less than or equal to 77.50% of the Initial Equity Price, and the closing price of Toll Brothers common stock at maturity is $23.46 per share, which is less than the Initial Equity Price.

Amount received at maturity (excluding coupon payment): 0.36232 shares of Toll Brothers common stock (the hypothetical Equity Ratio) per ELKS having a market value at maturity of $8.50.

Return on Toll Brothers common stock (excluding cash dividend payments): -15.00%

Return on ELKS (excluding coupon payment): -15.00%

Return on Toll Brothers common stock (including cash dividend payments): -15.00%

Return on ELKS (including coupon payment and the cash or market value of Toll Brothers common stock): -8.25%

Example 5: The lowest Trading Price of Toll Brothers common stock at any time after the Pricing Date up to and including the third Trading Day before maturity is $17.66 per share, which is less than or equal to 77.50% of the Initial Equity Price, and the closing price of Toll Brothers common stock at maturity is $27.60 per share, which is equal to the Initial Equity Price.

Amount received at maturity (excluding coupon payment): 0.36232 shares of Toll Brothers common stock (the hypothetical Equity Ratio) per ELKS having a market value at maturity of $10.00.

Return on Toll Brothers common stock (excluding cash dividend payments): 0.00%

Return on ELKS (excluding coupon payment): 0.00%

Return on Toll Brothers common stock (including cash dividend payments): 0.00%

Return on ELKS (including coupon payment and the cash or market value of Toll Brothers common stock): 6.75%

Example 6: The lowest Trading Price of Toll Brothers common stock at any time after the Pricing Date up to and including the third Trading Day before maturity is $17.66 per share, which is less than or equal to 77.50% of the Initial Equity Price, and the closing price of Toll

12	ELKS

Brothers common stock at maturity is $30.36 per share, which is greater than the Initial Equity Price.

Amount received at maturity (excluding coupon payment): 0.36232 shares of Toll Brothers common stock (the hypothetical Equity Ratio) per ELKS having a market value at maturity of $11.00.

Return on Toll Brothers common stock (excluding cash dividend payments): 10.00%

Return on ELKS (excluding coupon payment): 10.00%

Return on Toll Brothers common stock (including cash dividend payments): 10.00%

Return on ELKS (including coupon payment and the cash or market value of Toll Brothers common stock): 16.75%

Summary Chart of Hypothetical Examples

	Example 1	Example 2	Example 3	Example 4	Example 5	Example 6
Hypothetical Initial Equity Price (per share)	$27.60	$27.60	$27.60	$27.60	$27.60	$27.60
77.50% of Hypothetical Initial Equity Price (per share)	$21.39	$21.39	$21.39	$21.39	$21.39	$21.39
Hypothetical Lowest Trading Price (per share)	$21.53	$21.53	$21.53	$17.66	$17.66	$17.66
Is the Hypothetical Lowest Trading Price less than or equal to 77.50% of the Hypothetical Initial Equity Price?	No	No	No	Yes	Yes	Yes
Will 0.36232 shares (the Hypothetical Equity Ratio) of Toll Brothers common stock be delivered at Maturity?	No	No	No	Yes	Yes	Yes
Hypothetical Closing Price at Maturity (per share)	$21.53	$27.60	$33.12	$23.46	$27.60	$30.36
Maturity Payment in cash or market value of Toll Brothers common stock (excluding coupon payment per ELKS)	$10.00	$10.00	$10.00	$8.50	$10.00	$11.00
Maturity Payment in cash or market value of Toll Brothers common stock (including coupon payment per ELKS)	$10.675	$10.675	$10.675	$9.175	$10.675	$11.675
Return on Toll Brothers common stock (excluding cash dividend payments)	-22.00%	0.00%	20.00%	-15.00%	0.00%	10.00%
Return on ELKS (excluding coupon payment)	0.00%	0.00%	0.00%	-15.00%	0.00%	10.00%
Return on Toll Brothers common stock (including cash dividend payments)	-22.00%	0.00%	20.00%	-15.00%	0.00%	10.00%
Return on ELKS (including coupon payment and cash or market value of Toll Brothers common stock)	6.75%	6.75%	6.75%	-8.25%	6.75%	16.75%

ELKS	13

Certain United States Federal Income Tax Considerations

The following is a summary of certain federal income tax considerations of the purchase, ownership and disposition of the ELKS by U.S. investors (“U.S. Holders”) and certain non-U.S. investors described below. This discussion supplements, and should be read in conjunction with, the discussion contained in the ELKS product supplement under “Certain United States Federal Income Tax Consideration”.

All prospective investors (including tax-exempt investors) should refer to the ELKS product supplement related to this offering for additional information relating to U.S. federal income tax and should consult their own tax advisors to determine the tax consequences to them of investing in the ELKS.

U.S. Holders

For U.S. federal income tax purposes, you and Citigroup Funding agree to treat an ELKS as a grant by you to Citigroup Funding of an option on a forward contract, pursuant to which forward contract at maturity, you will purchase Toll Brothers common stock (or the cash equivalent). In addition, you and Citigroup Funding agree to treat the amounts invested by you as a cash deposit that will be used to satisfy your purchase obligation. The summary below assumes such treatment, except where otherwise stated.

The coupon payment paid on the ELKS should be divided into two separate components for tax purposes: an interest component and an option premium component. Of the total coupon payable on the ELKS, it is expected that approximately 54% (to be determined on the Pricing Date) will be characterized as the interest component and approximately 46% (to be determined on the Pricing Date) will be characterized as the option premium component. These components should be taxed as follows:

O	You will be required to include any interest payment as interest income at the time that such interest is accrued or received in accordance with your method of accounting.

O	You will not be required to include any option premium received in income until sale or other taxable disposition of the ELKS or retirement of the ELKS.

If you hold the ELKS until they mature:

O

If you receive cash at maturity, you will recognize short-term capital gain or loss equal to the difference between (x) the sum of cash received at maturity and the entire option premium (but not including any interest payment), and (y) your purchase price for the ELKS;

O

If you receive Toll Brothers common stock upon the retirement of the ELKS, subject to the discussion below, you should not expect to recognize any gain or loss on the receipt of the Toll Brothers common stock, and your tax basis in the Toll Brothers common stock generally will equal your purchase price for the ELKS less the amount of the entire option premium.

If you sell your ELKS for cash prior to maturity, you will generally have a short-term capital gain or loss equal to the difference between (x) the sum of the cash received at disposition and the option premium previously received, if any (but not including any interest payment), and (y) your purchase price for the ELKS.

No statutory, judicial or administrative authority directly addresses the characterization of the ELKS or instruments similar to the ELKS for U.S. federal income tax purposes. Due to the absence of authority as to the proper characterization of the ELKS, no assurance can be given

14	ELKS

that the Internal Revenue Service (“IRS”) will accept, or that a court will uphold, the agreed-to characterization and tax treatment described above, and alternative treatments of the ELKS could result in less favorable U.S. federal income tax consequences to you, including a requirement to accrue income on a current basis at a rate, which could include the entire coupon on the ELKS. In addition, there is no assurance that the IRS will agree with the agreed-to characterization and tax treatment of the retirement of the ELKS described above, and you may be required by the IRS to recognize gain on the receipt of the Toll Brothers common stock or to treat cash or stock received at maturity or on sale as ordinary income rather than as gain.

Non-U.S. Holders

In the case of a holder of an ELKS that is not a U.S. person (a “Non-U.S. Holder”) and does not hold more than 5% in value of either the outstanding ELKS or the outstanding Toll Brothers common stock, the interest payment made with respect to the ELKS should not be subject to U.S. withholding tax, provided that such holder complies with applicable certification requirements (including in general the furnishing of an IRS form W-8 or substitute form).

Any capital gain realized upon the maturity, sale or other disposition of the ELKS by a Non-U.S. Holder should not be subject to U.S. federal income tax if:

1.	such gain is not effectively connected with a U.S. trade or business of such holder, and

2.	in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition or the gain is not attributable to a fixed place of business maintained by such individual in the United States.

If Toll Brothers is a United States Real Property Holding Company, a Non-U.S. Holder that at any time during such holder’s holding period for the ELKS owns directly or indirectly more than 5% of either the outstanding ELKS or the outstanding Toll Brothers common stock may be subject to adverse tax treatment under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) with respect to the Toll Brother common stock purchased under the ELKS, or, possibly, with respect to any gain on the ELKS, if the ELKS are sold prior to maturity or retired for cash. Very generally, FIRPTA operates to treat a foreign investor’s gain from the sale of certain U.S. real property interests as income that is effectively connected with a U.S. trade or business and, therefore, subject to U.S. taxation at the income tax rates generally applicable to U.S. persons. Non-U.S. Holders described in this paragraph are urged to consult their own tax advisors in determining the U.S. tax consequences of their investment in the ELKS.

ERISA and IRA Purchase Considerations

Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the ELKS as long as either (A) (1) no Citigroup Global Market affiliate or employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the ELKS or renders investment advice with respect to those assets, and (2) such plan or retirement account is paying no more than adequate consideration for the ELKS or (B) its acquisition and holding of

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the ELKS is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the ELKS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of ELKS by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the ELKS product supplement for more information.

Supplemental Plan of Distribution

Citigroup Global Markets, acting as principal, has agreed to purchase from Citigroup Funding, and Citigroup Funding has agreed to sell to Citigroup Global Markets, $             principal amount of ELKS (         ELKS), any payments due on which are fully and unconditionally guaranteed by Citigroup. Citigroup Global Markets proposes to offer some of the ELKS directly to the public at the public offering price set forth under “Preliminary Terms” above and some of the ELKS to certain dealers at the public offering price less a concession not to exceed $0.10 per ELKS. Citigroup Global Markets may allow, and these dealers may reallow, a concession not to exceed $0.10 per ELKS on sales to certain other dealers. Sales may also be made through Citicorp Investment Services and Citicorp Financial Services Corp., broker-dealers affiliated with Citigroup Global Markets, acting as agents. Citicorp Investment Services and Citicorp Financial Services Corp. will receive as remuneration a portion of the agent’s discount set forth under “Preliminary Terms” above equal to $0.10 per ELKS for the ELKS they sell. If all of the ELKS are not sold at the initial offering price, Citigroup Global Markets may change the public offering price and other selling terms.

Additional Considerations

In the event you are entitled to receive shares of the Underlying Equity at maturity of the ELKS, the amount you receive will be subject to adjustment for a number of events that modify the Underlying Equity issuer’s capital or corporate structures. You should refer to the section “Description of the ELKS—Dilution Adjustments” in the ELKS product supplement for more information. However, the amount you will receive at maturity, if applicable, will not be adjusted for all events that may adversely affect the price of the Underlying Equity, and these other events may have the effect of reducing the amount you will receive at maturity if you receive shares of the Underlying Equity (or the cash value of those shares at your election).

In case of default in payment at maturity of the ELKS, the ELKS will bear interest, payable upon demand of the beneficial owners of the ELKS in accordance with the terms of the ELKS, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of         % per annum on the unpaid amount (or the cash equivalent of the unpaid amount) due.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering will conform to the requirements set forth in Rule 2720 of the Conduct Rules of the National Association of Securities Dealers.

Client accounts over which Citigroup or its affiliates have investment discretion are NOT permitted to purchase the ELKS, either directly or indirectly.

ELKS® is a registered service mark of Citigroup Global Markets Inc.

© 2007 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.